Exhibit 8

FIFTH AMENDMENT TO RIGHTS AGREEMENT

This Fifth Amendment to Rights Agreement (this “Amendment”), dated as of December 14, 2021 (the “Effective Date”), between R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), amends the Rights Agreement, dated as of August 28, 2019, between the Company and the Rights Agent (the “Initial Rights Agreement”), as amended by the First Amendment to Rights Agreement, dated as of August 17, 2020, between the Company and the Rights Agent, the Second Amendment to Rights Agreement, dated as of May 17, 2021, between the Company and the Rights Agent, the Third Amendment to Rights Agreement, dated as of August 27, 2021, between the Company and the Rights Agent, and the Fourth Amendment to Rights Agreement, dated as of November 3, 2021, between the Company and the Rights Agent (the Initial Rights Agreement, as so amended, the “Rights Agreement”).

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent are party to the Rights Agreement;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2021, with Chatham Delta Parent, Inc., a Delaware corporation, and Chatham Delta Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), pursuant to which Acquisition Sub will be merged with and into the Company, and the Company will continue as the surviving corporation;

WHEREAS, in connection with its approval of the Merger Agreement and the transactions contemplated thereby, the board of directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein so that the Rights shall not become exercisable by virtue of, or as a result of, the Merger Agreement and the transactions contemplated thereby;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of shares of Common Stock;

WHEREAS, the Company hereby directs the Rights Agent to enter into this Amendment; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an Authorized Officer that states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties agree as follows:

Section 1. Amendment of Section 1 of Rights Agreement. Paragraph (a) of Section 1 of the Rights Agreement (setting forth the definition of the term “Acquiring Person”) is hereby amended by replacing the last sentence thereof with the following:

Notwithstanding anything to the contrary, none of Chatham Delta Parent, Inc., a Delaware corporation (“Parent”), or Chatham Delta Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), or any of their Affiliates or Associates, either individually or together, shall be deemed to be or become an Acquiring Person by virtue of, or as a result of, (i) the approval, adoption, execution, delivery or amendment of the Agreement and Plan of Merger, dated as of December 14, 2021, by and among Parent, Acquisition Sub and the Company, as the same may be amended from time to time (the “Merger Agreement”); (ii) the public announcement or public disclosure by any Person of the Merger Agreement or any of the transactions contemplated thereby, including the Merger (as defined in the Merger Agreement); or (iii) the performance or consummation of any of the transactions contemplated by the Merger Agreement, including the Merger (as defined in the Merger Agreement) (any of the foregoing actions or events, a “Permitted Event”).

Section 2. Amendment of Section 3(a) of Rights Agreement. The first sentence of Section 3(a) of the Rights Agreement is hereby amended by replacing the portion thereof reading

(the earlier of (i) and (ii) being herein referred to as the “Distribution Date,” provided, however, that, notwithstanding anything to the contrary, a Distribution Date shall not occur or be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event)

with the following:

(the earlier of (i) and (ii) being herein referred to as the “Distribution Date,” provided, however, that, notwithstanding anything to the contrary, a Distribution Date shall not occur or be deemed to have occurred by virtue of, or as a result of, any Permitted Event)

Section 3. Amendment of Exhibit B to Rights Agreement.

(a) The first sentence in the first paragraph of Exhibit B to the Rights Agreement is hereby amended and restated in its entirety as follows:

NOT EXERCISABLE AFTER THE EARLIER OF (1) IMMEDIATELY PRIOR TO THE EFFECTIVE TIME, AS SUCH TERM IS DEFINED IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 14, 2021, BY AND AMONG CHATHAM DELTA PARENT, INC., CHATHAM DELTA ACQUISITION SUB, INC. AND THE COMPANY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (BUT ONLY IF THE EFFECTIVE TIME SHALL OCCUR), AND (2) THE FINAL EXPIRATION DATE (AS SUCH TERM IS DEFINED IN THE RIGHTS AGREEMENT) OR SUCH EARLIER TIME AS THE RIGHTS ARE REDEEMED, EXCHANGED OR TERMINATED.

(b) The first sentence of the second paragraph in Exhibit B to the Rights Agreement is hereby amended and restated in its entirety as follows:

This certifies that ______________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of August 28, 2019, as amended (the “Rights Agreement”), between R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (and any successor thereto, the “Rights Agent”), to purchase from the Company at any time prior to the earlier of (x) immediately prior to the Effective Time, as such term is defined in the Agreement and Plan of Merger, dated as of December 14, 2021, by and among Chatham Delta Parent, Inc., Chatham Delta Acquisition Sub, Inc. and the Company, as the same may be amended from time to time (but only if the Effective Time shall occur), and (y) the Final Expiration Date, unless the Rights are earlier redeemed, exchanged or terminated, at the office or offices of the Rights Agent designated by the Rights Agent for such purpose, or its successors as Rights Agent, one one-thousandth of a fully paid, nonassessable share of Series A Junior Participating Preferred Stock (the “Preferred Stock”) of the Company, at a purchase price of $_____ per one one-thousandth of a share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed.

Section 4. Amendment of Exhibit C to Rights Agreement. The fifth paragraph of Exhibit C to the Rights Agreement is hereby amended and restated in its entirety as follows:

The Rights are not exercisable until a Distribution Date and will expire at 5:00 P.M., New York City time, on the first business day following the certification of the voting results of the Company’s 2022 annual meeting of stockholders, if and only if the first business day following such certification is earlier than August 28, 2022 and the stockholders of the Company have not approved or ratified the Rights Agreement at or prior to such annual meeting, and otherwise will expire at 5:00 P.M., New York City time, on August 28, 2022, unless the Rights are earlier redeemed, exchanged or terminated, and except that, if the Rights have not already expired immediately prior to the Effective Time, as defined in the Agreement and Plan of Merger, dated as of December 14, 2021, by and among Chatham Delta Parent, Inc. (“Parent”), Chatham Delta Acquisition Sub, Inc. (“Acquisition Sub”) and the Company, as the same may be amended from time to time (the “Merger Agreement”), the Rights will expire immediately prior to the Effective Time (but only if the Effective Time occurs).

Section 5. No Other Amendment; Effect of Amendment. The parties acknowledge and agree that, except as specifically amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms. This Amendment is an amendment to the Rights Agreement and shall become effective on the Effective Date. All references to the Rights Agreement shall, from and after the Effective Date, be deemed to be references to the Rights Agreement as amended hereby, provided that, notwithstanding anything to the contrary, references to “public announcement of this Agreement” and the “first public announcement of this Agreement” are to such announcement on August 28, 2019, and references to “the date of this Agreement” are to August 28, 2019.

Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, notwithstanding anything in this Amendment or the Rights Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of the Rights Agreement as amended hereby, the right of redemption set forth in Section 23 of the Rights Agreement shall be reinstated and shall not expire until the close of business on the tenth Business Day following the date of such determination by the Board.

Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 9. Descriptive Headings; Interpretation. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Whenever the words “include,” “includes” or “including” are used in this Amendment, they shall be deemed to be followed by the words “without limitation.”

Section 10. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all capitalized terms used herein have the meanings assigned to them in the Rights Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Deborah L. Steiner
Name:	Deborah L. Steiner
Title:	Executive Vice President, General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Fred Papenmeier
Name:	Fred Papenmeier
Title:	Vice President & Manager

[FIFTH AMENDMENT TO RIGHTS AGREEMENT]